Exhibit 99.1

KULR Reports Preliminary Second Quarter 2023 Financial Results, Anticipates Record Revenue with Over 300% YoY Growth

SAN DIEGO / GLOBENEWSWIRE / August 10, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in sustainable energy management, today announced its unaudited preliminary financial results for the second quarter ending June 30, 2023.

Q2’23 Financial and Recent Operational Highlights:

•	Revenue for the three months ended June 30, 2023, is estimated to be $2.5 to $2.8 million, an estimated increase of over 300%, compared to $0.6 million in the same quarter of the prior year.

•	Gross margin for the three months ended June 30, 2023, is estimated to be in a range from high 30% to low 40%, compared with 28% in the same quarter of the prior year.

•	KULR was awarded an initial $1.13M U.S. Army contract to develop next generation high-energy battery packs employing the KULR ONE Design Solutions (“K1-DS”) platform. KULR will utilize the K1-DS platform to fast track this new design through prototyping phases and into manufacturing readiness for the U.S. Army’s advanced aviation applications. Development activities began at the end of April 2023 and are slated to run through early 2024. Management believes this timeline sets a new standard for what could have historically taken several years.

•	KULR partnered with a world leading provider of drone-powered package delivery services. KULR will leverage its K1-DS platform and proprietary technology for the development of high-capacity lithium battery packs for use in last-mile delivery, which is the most expensive and time-consuming part of the shipping process.

•	KULR received an additional development contract from a branch within the United States Armed Forces to develop high-energy battery packs for uninterruptible power supplies to mobile command centers. This contract is another example of how the KULR ONE Design Solutions platform offers KULR partners unique, comprehensive solutions that management believes result in the safest battery solutions for high energy and demanding applications.

•	KULR provided safe battery testing solutions to a top 5 global manufacturer in the electric vertical take-off and landing (“eVTOL") sector. The tests are to be completed in the third quarter of 2023 and will further advance eVTOL battery safety as federal regulators look to put forward certification rules for the emerging eVTOL air taxi market.

•	KULR announced expansion of its SafeCASE™ product line for electric bikes and the overall consumer e-mobility market. KULR is bringing to the consumer market the same patented technology it provides NASA to protect astronauts on the International Space Station and manned space missions. With over 300 million e-bikes alone in use around the world today and growing at double-digit percentages, the threat of battery related fires is real and growing. KULR is actively engaged in discussions with multi-family Homeowner Associations, lawmakers, community leaders, as well as those that represent urban multi-story buildings to provide unique solutions to meet or exceed current and anticipated regulations.

“For the 4th straight quarter, KULR has posted record trailing twelve months revenue. As the results indicate, we continue to satisfy growing customer demand from both within our existing customer base and with new customers,” said KULR CFO Shawn Canter. “In the first half of 2023, our preliminary estimates suggest KULR has already generated more revenue than all of 2022. As we head into the back half of 2023 and into 2024, we are upbeat regarding the trends around KULR’s increasing revenue ramp, pipeline, and expanding margins.”

About KULR Technology Group Inc.
KULR Technology Group, Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts represent management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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